150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

Filed in the Office of	Business Number C9603-1999
Barbara K. Cegavske (signature)	Filing Number 20190224385-96
Secretary of State State Of Nevada	Filed On 05/23/2019
	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

REE INTERNATIONAL, INC.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

IT IS HEREBY RESOLVED, the Corporation has withdrawn the designation of all One Million One Hundred Thousand (1,100,000) Preferred shares , specifically it has withdrawn the following:

The Corporation has withdrawn the designation of the One Million (1,000,000) Series A Preferred
The Corporation has withdrawn the designation of the One Hundred Thousand (100,000) Series B Preferred

At this point there are No Preferred shares of stock designated by the corporation.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X (signature)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.